Exhibit 11.1

LUMENIS LTD.

BUSINESS CONDUCT AND ETHICS POLICY

Effective Date: August 3, 2014

1.            GENERAL

Lumenis Ltd. (“Lumenis” or the “Company”) is a company organized and existing under the laws of the State of Israel. Lumenis shares are registered with the U.S. Securities and Exchange Commission and are currently trading on the NASDAQ Global Select Market under the symbol LMNS.  The Company has several subsidiaries, mainly in the United States, Europe and Asia-Pacific. Lumenis has the responsibility to act according to certain basic tenets of human behavior that transcend industries, cultures and economies, as well as local, regional and national boundaries.  Any reference herein to “Lumenis” includes all subsidiaries of Lumenis unless the context requires otherwise.

Because Lumenis takes these responsibilities seriously as an international employer and global corporate citizen, it has promulgated this Business Conduct and Ethics Policy (this “Policy”).

All managers shall be responsible for the enforcement of and compliance with this Policy including necessary distribution to ensure employee knowledge and compliance.

All directors, officers and other employees of the Company (collectively, “Company Personnel”) are responsible for complying with this Policy. Any reference to “employee” or “Company Personnel” in this Policy also includes consultants and contractors who devote all or substantially all of their time to the Company, without derogating from their independent contractor status or implying the existence of an employer-employee relationship in any way.

Any employee or other Company Personnel having information concerning any prohibited or unlawful act shall promptly report such matter to the CFO or any member of the Legal Department of Lumenis or via the Company’s intranet hotline http: //www.openboard.info/LMNS/ or by telephone:  + 877-221-5513. (Accounting Policy, Ethics and Fraud Hotline).

2.            SCOPE

This Policy applies to all Company Personnel worldwide.

3.            DEFINITION OF PROPRIETARY INFORMATION

As used herein, the term “Proprietary Information” is defined as information regarding business, finance, marketing, sales, service, and intellectual property of any type, regardless of medium, including, without limitation, designs, trade secrets, engineering and manufacturing know-how and processes, software, patents, patent applications (and all documents, materials and information in support thereof or in connection therewith), copyrights (and copyrighted material) and trademarks, and all other intellectual property of any type. In addition, it includes personnel data and salary information.

4.            GUIDELINES

It is the policy of Lumenis to maintain high standards of integrity, honesty and fairness in relation to all persons, business organizations and governmental agencies with which it has business dealings. This Policy addresses several areas of business practice, but no statement can cover all situations that might arise in the course of business dealings. Accordingly, all Company Personnel are expected to comply with this Policy, and to use sound and prudent judgment in those cases not specifically addressed herein.  If you have any questions, please consult with your manager or any member of the Legal Department.

4.1.         Compliance with Laws and Regulations. In no case shall any Company Personnel enter into negotiation with, or offer to sell products to or for the use by, any person or entity without authorization from management or in violation of any applicable law or regulation. All Company Personnel shall comply with all applicable laws and regulations of Israel, the United States and any other jurisdiction in which Lumenis does business.

4.2.          Proprietary Information. Company Personnel must keep secret and not use or disclose, directly or indirectly, either during or after termination of employment with Lumenis, any Proprietary Information except as needed to promote the business interests of Lumenis in accordance with applicable law and, if outside the context of the ordinary course of an employee or consultant's duties on behalf of Lumenis, after receiving the required approval of the Company. Company Personnel may not make copies of Proprietary Information other than for legitimate business purposes.

4.3.          Conflict of Interest. Lumenis expects loyalty from its Company Personnel. It further expects that they be free from any interest, influence or relationship that may conflict with the best interests of the Company. Company Personnel must avoid any investment or association that interferes (or might reasonably be considered to interfere) with the independent exercise of their judgment in the best interest of the Company. In order to carry out these obligations, Company Personnel should avoid conflicts of interest, including but not limited to, the following:

(a)        Company Personnel may not directly or indirectly, through family members or otherwise, own shares or have any other interest in any of the Company’s competitors, customers, suppliers, licensees, licensors, distributors or others with whom the Company has a business relationship, except for the ownership of less than 5% of the outstanding securities of a company which is publicly traded. This Policy does not prohibit interests that have been disclosed to and approved by the Board of Directors of Lumenis.

(b)         Company Personnel may not accept directly, or through family members or otherwise, any payments, fees, services, valuable privileges, gifts, loans (other than from banks or other financial institutions), other favors or things of value from any person or business enterprise that does or seeks to do business with Lumenis, or is a competitor of Lumenis. This Policy does not prohibit accepting occasional gifts, hospitality and courtesies commonly associated with accepted business practices, provided, that the value and frequency thereof do not create the appearance of impropriety.

(c)        Company Personnel may not use nor disclose to others for their personal benefit, or for the benefit of others, any Proprietary Information to which they have access by reason of their employment, directorship or consultancy with or for the Company.

(d)        Company Personnel may not discuss with any third party, even during personal or social events, any Proprietary Information related to the Company except as required for bona fide business interests of the Company.

(e)        Lumenis' directors and executive officers may not serve as a member of a board of directors or in a managerial capacity or as a consultant to any business enterprise that is in the energy-based medical device business (or any related business) or otherwise has a business relationship with Lumenis, without the prior disclosure to and written approval of the Chief Executive Officer of Lumenis.

(f)        Company Personnel must disclose to the Company their investments or associations of the types described in Sections 4.3(a), 4.3(e) and 4.3(h) and any other investments or associations which might reasonably be considered to interfere with their independent exercise of judgment in the best interests of the Company (ownership of less than 5% of the outstanding securities of a company that are publicly traded need not be disclosed).

(g)        Providing service to a competitor or a proposed or present supplier or customer as an employee, director, officer, partner, agent or consultant.

(h)        Influencing or attempting to influence any business transaction between Lumenis and another entity in which Company Personnel have a direct or indirect financial interest or act as a director, officer, employee, partner, agent or consultant.

4.4.          Protection/Use of Lumenis Assets.

(a)        Lumenis assets include not only physical objects but also Proprietary Information. Company Personnel are responsible for protecting Lumenis assets. Accordingly, Proprietary Information may not be disclosed unless authorized by Lumenis. All questions asked by someone outside the Company, unless directly related to a person's work on behalf of the Company that has been previously authorized by the person's manager, an executive officer or the Board of Directors of the Company (as appropriate), should be referred to the CEO or the CFO who will consult with the Legal Department of Lumenis when appropriate.

In the case of questions by security analysts, reporters or other persons related to public disclosure, the Company’s “Fair Disclosure Policy” should be consulted.

(b)        Lumenis facilities, equipment and supplies must be used only for conducting Company business or for purposes authorized by management.

(c)        Lumenis has the right to access all its property including computers, all communications, electronic mails, voice mail messages, and records and information that are created in the business setting. By using Company property, including computers, or creating such records and information, Company Personnel grant consent to Lumenis for such access.

4.5.          Dedication to Quality. Achieving the highest level of quality requires Company Personnel to focus on continuous improvement of work activities. This includes enhancing value to customers through new and improved products and services; reducing errors, defects and waste; improving responsiveness to the customers; and improving productivity and effectiveness in the use of all resources. To this end, all Company Personnel are expected to know, understand and comply with their business unit’s applicable quality policies and procedures.

4.6.         Recording and Reporting Information.  All Company Personnel record information of some kind. Examples include: reporting time worked, product-testing results, service reports, and expense reports. Dishonest reporting, both inside and outside the Company, is not only strictly prohibited, it is grounds for immediate termination and could lead to civil or even criminal liability. This includes reporting information or organizing it in a way that is intended to conceal information or to mislead or misinform those who receive it. Particularly serious would be external reporting of false or misleading financial information. Accordingly, information should be recorded and reported accurately and honestly.

4.7.         Prohibited Payments. In dealing with customers, suppliers, government officials, or other persons or entities, Company Personnel may not, directly or indirectly give, or offer to give, any payment or other significant thing of value in order to obtain government or commercial business or to reward the recipient for business already obtained. This includes “bribery” as that word is commonly understood. Similarly prohibited are intentional over-billing by or of the Company and subsequent rebates, other than those occasioned by bona fide pricing adjustments paid in a lawful manner. It is therefore illegal and against Lumenis policy for any Company Personnel or other Lumenis representative to offer or give anything of value that is intended to: (i) influence any act or decision of a foreign official in his or her official capacity; (ii) induce the official to violate a lawful duty of his position or to use his influence improperly; or (iii) obtain an improper advantage for Lumenis.

4.8.         Political Contributions. No unlawful political contributions may be made directly or indirectly by or on behalf of Lumenis. Political contributions, whether of money, services, assistance, support facilities or anything else of value, include but are not limited to, contributions to any political party, political action committee, and candidate for public office or holder of public office. In jurisdictions where political contributions by or on behalf of a corporation are lawful, they may only be made with the prior written approval of the Chief Executive Officer.

4.9.         Business Relationships. Business relationships with others should conform with any applicable laws and regulations. These should be of such scale and nature as to avoid compromising the integrity of others or of Lumenis, and should be performed with the expectation that they will become a matter of public record.

4.10.       Customary Business Gifts. As a general rule, payments to foreign governments or officials are prohibited by Israeli law, U.S. law (including, without limitation, the Foreign Corrupt Practices Act (the “FCPA”)) as well as the laws of other countries.  However, in certain countries it is customary and necessary to make expediting payments to assure the performance by government employees of routine administrative actions to which Lumenis is lawfully entitled. It is also customary in certain countries to give gifts to individuals in order to maintain the positive relationship of the recipient with Lumenis. Business gifts are permitted under this Policy, and shall not be considered prohibited payments, provided that:

(a)        Approval for the gift is given by two (2) levels of supervision above the person making the gift, including at least the head of the relevant Lumenis business unit;

(b)        Such gift is correctly entered on Lumenis books and records; and

(c)        The payment does not otherwise violate the provisions of the FCPA.

4.11.        Disclosure. Any Company Personnel who has a question about whether any situation in which he or she is involved amounts to a conflict of interest or the appearance of one should disclose the pertinent details, preferably in writing, to his or her supervisor. Each supervisor is responsible for discussing the situation with Company Personnel and arriving at a decision after consultation with or notice to the appropriate higher level of management.

To summarize, each Company Personnel is obligated to disclose his or her own conflict or any appearance of a conflict of interest. The end result of the process of disclosure, discussion and consultation may well be approval of certain relationships or transactions on the grounds that, despite appearances, are not harmful to Lumenis. All conflicts and appearances of conflicts of interest are prohibited, even if they do not harm Lumenis, unless they have gone through this process.

4.12.       Corporate Opportunity. Company Personnel are prohibited from taking opportunities for themselves personally that are discovered by them through the use of corporate property, information or position with the Company or its subsidiaries, without the consent of our Board of Directors. All Company Personnel owe a duty to advance the legitimate interests of the Company and its subsidiaries when the opportunity to do so arises.

5.            ETHICS

Lumenis is committed to the ideals of uncompromising honesty and integrity. Company Personnel are expected to adhere to the highest standards of ethics; to be honest and ethical in dealing with each other, with shareholders and with customers, vendors and all other third parties. Company Personnel’s actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability. Misconduct (any violation of this Policy) will be addressed as it is identified with appropriate disciplinary action. Misconduct cannot be excused because it was directed or requested by another. Company Personnel are expected to alert management whenever an unethical, dishonest or illegal act is discovered or suspected, as further provided for in this Policy.

6.            FAILURE TO COMPLY

6.1.         Company Personnel shall strictly follow this Policy.

6.2.         All Company Personnel are required to read this Policy and sign the Business Conduct and Ethics Certification Form, attached hereto as Exhibit A, upon commencement of employment (or consultancy or directorship, as appropriate) with the Company, and shall further certify in writing on an annual basis that he or she has read this Policy, understands its contents, and does and shall comply with the guidelines and procedures set forth herein. A signed copy of this statement will be retained in the employee’s (or consultant's or director's, as appropriate) personnel file. The Company may also request that Company Personnel sign such certification form or a similar document (electronically or otherwise) from time to time as it deems appropriate.

6.3.          Company Personnel who become aware of violations of this Policy or of the standards described herein should report them to the CFO. If the internal violation rises to the level that further action is required by the Company via the Company’s intranet hotline http://www.openboard.info/LMNS/ or by telephone:  + 877-221-5513. (Accounting Policy, Ethics and Fraud Hotline) and/or to the Company’s Internal Auditor or any member of the Legal Department. Employees are encouraged to speak with supervisors, managers or members of the Legal Department when in doubt about the best course of action in a particular situation. Upon receiving report of any violation, an investigation will be promptly initiated and written findings will be provided to the Chief Executive Officer of the Company. If a violation of this Policy has occurred, it will be grounds for disciplinary action up to and including termination.

7.            PROTECTION FOR WHISTLEBLOWERS

It is the policy of Lumenis to protect whistleblowers from any retaliation for good faith reports of violations.  Lumenis seeks to ensure that any Company Personnel wishing to submit a complaint shall be free to do so without fear of retaliation or dismissal absent due cause.

Please see the Whistleblower Policy on the Lumenis Portal under “Global Policies.”

8.            WAIVERS AND AMENDMENTS

Any waiver of any provision of this Policy for executive officers or directors may be made only by the Company's board of directors and will be publicly disclosed as required by law or stock exchange rules.  Any waiver of any provision of this Policy with respect any other Company Personnel must be approved in writing by the CFO. Waivers will be granted only as permitted by law and in extraordinary circumstances. To the extent required by law, amendments to this Policy will be disclosed publicly.

EXHIBIT A

BUSINESS CONDUCT AND ETHICS POLICY CERTIFICATION FORM

I, the undersigned, have read and understand the Lumenis Business Conduct and Ethics Policy in its entirety, and agree to strictly abide by and comply with all terms and provisions thereof. I understand that during my employment, consultancy or directorship (as applicable) with Lumenis or any of its subsidiaries, my failure to comply in all material respects with the policies of Lumenis (and its subsidiaries, if applicable) may result in the termination of my employment consultancy or directorship and may also result in civil and/or criminal liability.

Signature: _________________________

Name:           ________________________

Date:           _________________________